EXHIBIT 99.1

Jeffrey G. Korn

CEO and Chairman

Crexendo, Inc.

1615 S. 52nd Street, Tempe, AZ 85281-6233

August 1, 2024

Dear Jeff,

It has been a privilege to serve as a board member of Crexendo, Inc. I was equally humbled to learn of my further nomination for continued service to all shareholders.

With that said, as you know, Steve Mihaylo (our largest shareholder and fellow board member) notified me as well as you, of his intent to vote against my nomination at this upcoming annual shareholder meeting, given I am an insider.

My longer-term view has always been that the board of Crexendo should be composed of those who qualify as independent directors and only the CEO. My intention was always to become independent when my operating role within the company would be succeeded.

However, given Steve’s opinion and the current need for me to remain engaged in an operating role for a longer period than originally expected (post the acquisition of NetSapiens) has led me to give this circumstance more thought and research additional professional perspectives on what would be best for all our shareholders.

As you know my actions have always been in the best interest of the Company and all its shareholders and not me personally. Hence, I believe it’s best for me to resign from the Board effective immediately as well as withdraw my nomination for a new term.

Thank you for your support and consideration.

Sincerely,

Anand Buch

cc. Members of the Board of Directors